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F I N A N C I A L
RELATIONS BOARD
RE: Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, IA 52001
Ph: (563) 589-2100
For Further Information:

At the Company:	At Financial Relations Board:
John K. Schmidt	Jeff Wilhoit	Shelly Faaborg
Chief Operating Officer	General Inquiries	Analyst Inquiries
Chief Financial Officer	(312) 640-6757	(310) 407-6555
(563) 589-1994	jwilhoit@ financialrelationsboard.com	sfaaborg@ financialrelationsboard.com
jschmidt @htlf.com

FOR IMMEDIATE RELEASE
January 21, 2005

Citizens Finance Co. Opens Office in Crystal Lake, IL

Dubuque, Iowa, January 21, 2005 - Heartland Financial USA, Inc. (NASDAQ NMS: HTLF) recently announced the expansion of Citizens Finance Co. with the addition of an office in Crystal Lake, Il.

"We look forward to an even greater presence in northern Illinois as we open the Crystal Lake office," said Al Green, President and CEO. "This is an ideal location that will contribute to the success of our expansion strategy.

The 2,000-square-foot office officially opened on December 24, 2004. The office is located at 60 Terra Cotta Avenue, Units C&D, Crystal Lake, IL 60014. Brennan Markee, was named Branch Manager. He joins Citizen’s Finance with over ten years of personal financing experience.

"Citizens Finance is committed to tailoring loan programs for customers for any situation. Quality of service and client satisfaction is our number one goal," Green added.

Citizens Finance, a consumer finance company based in Dubuque, IA is a subsidiary of Heartland Financial USA, Inc. Citizens operates offices in Dubuque, Madison and Appleton, Wisconsin and Rockford and Crystal Lake, Illinois.

About Heartland Financial USA:
Heartland Financial USA, Inc. is a financial services company providing a complete line of banking, mortgage, investment, insurance and trust services to individuals and businesses in 42 communities in eight states -- Iowa, Illinois, Wisconsin, New Mexico, Arizona, Colorado, Montana and Massachusetts. Heartland is listed on NASDAQ. Its trading symbol is HTLF.

Additional information about Heartland is available through our website at www.htlf.com.